Exhibit 21

Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway America II Inc.	Delaware
1347 Advisors LLC	Delaware
1347 Capital LLC	Delaware
Itasca Investors LLC	Delaware
Itasca Capital Corp.	Delaware
1347 Venture Opportunity LLC	Delaware
American Country Underwriting Agency Inc.	Illinois
Argo Management Group, LLC	Delaware
ARM Holdings, Inc.	Illinois
Mattoni Insurance Brokerage, Inc.	Washington
Appco Finance Corporation	Pennsylvania
CMC Acquisition LLC	Delaware
CMC Industries Inc.	Texas
Texas Rail Terminal LLC	Delaware
TRT Leaseco, LLC	Delaware
DPM SPV, LLC	Delaware
Flower Portfolio 001, LLC	Delaware
KAI Management Services Inc.	Illinois
Kingsway America Inc.	Delaware
Kingsway Amigo Insurance Company	Florida
Kingsway America Agency Inc.	Illinois
Kingsway General Insurance Company	Ontario
Kingsway LGIC Holdings, LLC	Delaware
Kingsway Reinsurance Corporation	Barbados
Kingsway Warranty Holdings LLC	Delaware
IWS Acquisition Corporation	Florida
Trinity Warranty Solutions LLC	Delaware
Net Lease Investment Grade Portfolio LLC	Delaware
Professional Warranty Services LLC	Delaware
Professional Warranty Service Corporation	Virginia